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                                                    EXHIBIT 4(i)


     ----GOLDEN                             MINIMUM GUARANTEED
  -------AMERICAN                           WITHDRAWAL BENEFIT RIDER
---------LIFE INSURANCE
  -------COMPANY

Golden American is a stock company domiciled in Delaware.
-------------------------------------------------------------------------------

               GOLDEN AMERICAN LIFE INSURANCE COMPANY
                 (HEREINAFTER CALLED WE, US AND OUR)


The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract.

Where used in this Rider, the term Contract shall mean Certificate when the Rider is attached to a Certificate. This Rider becomes effective as of the Contract Date unless a different Rider Date is stated below. If not defined in the Contract to which this Rider is attached, the Credit shall be zero.

Benefits provided and charges made under the terms and conditions of this Rider are described below. Under specified circumstances, this Rider may provide periodic payments, a commuted value, or a death benefit. A periodic charge to the Contract's Accumulation Value will be made prior to the date that any Rider benefits become payable. This Rider will remain in effect until terminated under conditions described below.

GUARANTEED WITHDRAWAL
---------------------
On the Rider Date, this Rider is placed in Guaranteed Withdrawal Status. Thereafter, while this status is maintained, this Rider does not modify rights of the Owner under the Contract and no Rider Benefits are provided. This status will be maintained while all of the following conditions exist:

     1) The MGWB Base and the Accumulation Value are both greater than zero;
     2) The latest Annuity Commencement Date under the Contract has not been reached;
     3)   The Contract has not been surrendered or otherwise terminated;
          and
     4)   The Rider has not been cancelled or otherwise terminated.

If the MGWB Base is reduced to zero while the Rider is in Guaranteed Withdrawal Status, this Rider will terminate and no Rider benefits will be payable.

AUTOMATIC WITHDRAWAL STATUS
---------------------------
If the Accumulation Value is reduced to zero while the Rider is in Guaranteed Withdrawal Status, the status changes to Automatic Withdrawal Status ("AWS") and the Minimum Guaranteed Withdrawal Benefit ("MGWB") will be payable, subject to conditions described below. MGWB consists of:

     1)   MGWB Periodic Payments; and
     2)   MGWB Death Benefit.

If this Rider enters AWS, the Contract is modified as follows:

     1)  No further premiums will be accepted;
     2) The Contract will provide no further benefits other than as provided in this Rider; and
     3) Any other Riders attached to the Contract shall terminate unless specified otherwise in the Rider.


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After this Rider enters AWS, the Contract and this Rider will terminate at the earliest of the following:

     1)   Payment of the final MGWB Periodic Payment;
     2)   Payment of the Commuted Value; and
     3)   Payment of the MGWB Death Benefit.

MGWB PERIODIC PAYMENTS
----------------------
MGWB Periodic Payments will be made annually, and will begin on the Contract Anniversary following the date the Rider enters AWS. The amount of each MGWB Periodic Payment equals the Maximum Annual Withdrawal ("MAW"), until the MGWB Base is reduced to zero. If the MGWB Base is less than or equal to the Maximum Annual Withdrawal at the time an MGWB Periodic Payment is due, that payment will equal the remaining MGWB Base, and it will be the final MGWB Periodic Payment.

COMMUTED VALUE
--------------
At the Annuity Commencement Date, the Commuted Value will be paid to the Owner. Commuted Value will be the present value of any remaining MGWB Periodic Payments. The interest rates used to determine the commuted value of the payments are listed or described on the Schedule Page.

MGWB DEATH BENEFIT
------------------
If the Owner dies while the Rider is in AWS, MGWB Periodic Payments will cease and the MGWB Death Benefit will be payable.

If the Rider Death Benefit Option is One (1) and the MAW was never exceeded in any year, the MGWB Death Benefit will be the death benefit provided under the terms of the Contract, determined by treating the Alternate Death Benefit, if applicable, and the Accumulation Value as zero and MGWB Periodic Payments as Special Partial Withdrawals.

If the Rider Death Benefit Option is Two (2) or the MAW was ever exceeded, the MGWB Death Benefit shall be the remaining MGWB Base.

MGWB BASE
---------
On the Rider Date, the MGWB Base equals 100% of Eligible Premiums plus [100%] of any applicable credits. Thereafter, the MGWB Base is increased by payment of additional Eligible Premiums, adjusted for any Partial Withdrawals and any Rider benefits paid.

Eligible Premiums are premiums paid within 2 years after the Rider Date. If the Rider Date is other than the Contract Date, Eligible Premiums also includes the Accumulation Value on the Rider Date.

The MGWB Base is calculated separately for Special Funds and non-Special Funds. The MGWB Base equals the sum of (1) the lesser of the MGWB Base allocated to Special Funds and the Accumulation Value in Special Funds and (2) the MGWB Base for non-Special Funds.


PARTIAL WITHDRAWAL ADJUSTMENTS
------------------------------
The MGWB Base will be reduced for any withdrawals taken. For withdrawals up to the Maximum Annual Withdrawal in a Contract year, the MGWB Base for non-Special Funds will be reduced by the amount of the withdrawal. Any withdrawals in excess of the Maximum Annual Withdrawal will reduce the MGWB Base for non-Special Funds by the proportion that the withdrawal bears to the Accumulation Value. Withdrawals from Special Funds will reduce MGWB Base for Special Funds prorata. Any MGWB Periodic Payments will reduce the MGWB Base by the amount of the payment.


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SPECIAL FUNDS
-------------

Where used in this Rider the Special Funds if any, are listed on the Schedule Page. We reserve the right to classify newly available divisions as Special Funds from the date of availability to the Owner. We may also reclassify an existing division as Special Funds or remove such designation. Such reclassification shall be made with 30 days notice to Contract Owners, and will apply to amounts transferred or otherwise added to such division after the date of change.

TRANSFERS
---------

Net transfers from Special to non-Special Funds will reduce the MGWB Base allocated to Special Funds on a pro-rata basis. There will be a corresponding increase in the MGWB Base for non-Special Funds. The amount of such increase will equal the lesser of the reduction in MGWB Base allocated to Special Funds and the net Accumulation Value transferred.

Net transfers from non-Special Funds will reduce the MGWB Base allocated to the non-Special Funds on a prorata basis. There will be a corresponding increase in the MGWB Base for Special Funds. If applicable, the resulting increase in the MGWB Base allocated to Special Funds will equal the reduction in the MGWB Base allocated to non-Special Funds.

MAXIMUM ANNUAL WITHDRAWAL ("MAW")
---------------------------------

The initial Maximum Annual Withdrawal is on the Schedule Page. If withdrawals in any Contract Year exceed the Maximum Annual
Withdrawal, the Maximum Annual Withdrawal available in subsequent years will be reduced by the proportion that the withdrawal bears to the Accumulation Value.

MGWB CHARGE

The rate of the MGWB Charge is stated in the Schedule. The MGWB charge is the rate multiplied by [100%] of the Eligible Premiums plus 100% of any Credits and is deducted quarterly, in arrears, from the Accumulation Value. Deduction Dates are measured from the Contract Date. The MGWB Charge will be deducted from the Accumulation Value in the Variable Separate Account divisions, in the same proportion that the accumulation value in each division bears to the total Accumulation Value in the Variable Separate Account. If there is insufficient accumulation value in the Variable Separate Account, charges will be deducted from the Fixed Division nearest maturity. An MVA adjustment may be applied to charges deducted from the Fixed Division.

We may charge a charge less than the maximum charge. The maximum charge on the Rider Date is stated on the Schedule.

If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Contract's Value to an Income Benefit, the Rider Charge for the current period will be deducted from the Accumulation Value prior to termination of the Contract. Charges will be calculated using the Eligible Premiums immediately prior to termination.

DEATH OF OWNER
--------------
At the death of any Owner while this Rider is in Guaranteed
Withdrawal Status, this Rider terminates and no further Rider benefits are provided. However, if the surviving spouse of the deceased Owner continues the Contract as their own, this Rider will continue in effect.

CHANGE OF OWNER
---------------
Except as provided above under Death of Owner, upon change of Owner while this Rider is in force, this Rider shall terminate and no Rider benefits will thereafter be payable.


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This Rider has no surrender value or other non-forfeiture benefits upon termination. This Rider may not be cancelled unless the Contract is terminated.

Rider Date: _________________________
(if other than Contract Date)





Signed: /s/ Barnett Chernow
       --------------------
          Barnett Chernow





GA-RA-1048(REV).doc

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